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Exhibit 6

UNDERWRITING AGREEMENT

This UNDERWRITING AGREEMENT, made this 7th day of July, 1993, by and between Morgan Keegan Southern Capital Fund, Inc., a Maryland corporation (the "Fund") and Morgan Keegan & Company, Inc., a Tennessee corporation (the "Distributor"):

WHEREAS, the Fund is registered with the Securities and Exchange Commission as an open-end, diversified investment company under the Investment Company Act of 1940, as amended (the "1940 Act") and has registered its shares of common stock (the "Shares") for sale to the public under the Securities Act of 1933, as amended (the "1933 Act"), and has registered its shares in accordance with the provisions of various state securities laws; and

WHEREAS, the Fund has adopted a Distribution Plan pursuant to Rule 12b-1 ("Distribution Plan"), dated August 14, 1986 and has amended that Plan as of February 12, 1987 and July 7, 1993; and

WHEREAS, the Fund wishes to retain the Distributor as the principal underwriter in connection with the offering and sale of the Shares and to furnish certain other services to the Fund as specified in this Agreement; and

WHEREAS, this Agreement has been approved by a vote of the Fund's Board of Directors and certain disinterested directors in conformity with paragraph
(b)(2) of Rule 12b-1 under the 1940 Act; and

WHEREAS, the Distributor is willing to act as principal underwriter and to furnish such services on the terms and conditions hereinafter set forth; NOW, THEREFORE, in consideration of the promises and mutual covenants herein contained, it is agreed as follows:

1. The Fund hereby appoints the Distributor as principal underwriter in connection with the offering and sale of the Shares. The Fund authorizes the Distributor, as exclusive agent for the Fund, subject to applicable federal and state law and the Articles of Incorporation and By-laws of the Fund: (a) to promote the Fund; (b) to solicit orders for the purchase of the Shares subject to such terms and conditions as the Fund may specify; and (c) to accept orders for the purchase of the Shares on behalf of the omply with all applicable federal and state laws and offer the Shares on an agency or "best efforts" basis under which the Fund shall only issue such Shares as are actually sold.

2. The public offering price of the Shares shall be the net asset value per share (as determined by the Fund) of the outstanding Shares of the Fund, plus the applicable sales charge, if any, determined as set forth in the Registration
 Statement. The Fund shall furnish the Distributor with a statement of each computation of net asset value and of the details entering into such computation.
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3. The sales charge, if any, set forth in the Fund's Registration Statement shall constitute compensation of the Distributor. As additional compensation for the services performed and the expenses assumed by the Distributor under this Agreement, including, but not limited to, any commissions paid for sales of
 Shares, the Fund shall pay the Distributor, as promptly as possible after the last day of each month, a service fee and a distribution fee, as applicable, each calculated daily, pursuant to the Distri of the service and distribution fees shall be made as promptly as possible at the end of the month next succeeding the effective date of this Agreement, and shall constitute a full payment of the fees due the Distributor for all shareholder and distribution services prior to that date. If this Agreement is terminated as of any date not the last day of a month, such fees shall be paid as promptly as possible after such date of termination, shall be based on the average daily net assets of the Fund in that such date of termination, and shall be that proportion of such average daily net assets as the number of business days in such period bears to the number of business days in such month. The average daily net assets of the Fund shall in all cases be based only on business days and be computed as of the time of the regular close of business of the New York Stock Exchange, or such other time as may be determined by the Board of Directors of the Fund. Each such payment shall be accompanied by a report of the d or by a reputable firm of independent accountants which shall show the amount properly payable to the Distributor under this Agreement and the detailed computation thereof.

4. As used in this Agreement, the term "Registration Statement" shall mean the registration statement most recently filed by the Fund with the Securities and Exchange Commission and effective under the 1933 Act, as such Registration Statement is amended at the time in effect, and the terms "Prospectus" and "Statement of Additional Information" shall mean the forms of prospectus and statement of additional information, respectively, filed by the Fund as part of the Registration Statement.

5. The Distributor, at no expense to the Fund, shall print and distribute to prospective investors Prospectuses and Statements of Additional Information, and
 may print and distribute such other sales literature, reports, forms and advertisements in connection with the sale of the Shares as comply with the applicable provisions of federal and state law. In connection with such sales and offers of sale, the Distributor shall only give such information and make only such statements or representations as are c tatement of Additional Information or in information furnished in writing to the
 Distributor by the Fund, and the Fund shall not be responsible in any way for any other information, statements or representations given or made by the Distributor or its representatives or agents. Except as specifically provided in this Agreement, the Fund shall bear none of the expenses of the Distributor in connection with its offer and sale of the Shares.
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6. The Fund agrees at its own expense to register the Shares under the 1933 Act, as amended, and under the securities laws of such states and jurisdictions as the Distributor of the Fund shall agree, and to prepare and file from time to time such Prospectuses and Statements of Additional Information, amendments, reports and other documents as may be necessary to maintain the Registration Statement. The Fund shall bear all expenses related to preparing and typesetting such Prospectuses and other materials r xpenses, including printing and mailing expenses, related to the Fund's communications with persons who are shareholders of the Fund.

7. The Fund agrees to indemnify, defend and hold the Distributor, its several officers and directors, and any person who controls the Distributor within the meaning of Section 15 of the 1933 Act, free and harmless from and against any and all claims, demands, liabilities and expenses (including the cost of investigating or defending such claims, demands or liabilities and any counsel fees incurred in connection therewith) which the Distributor, its officers or directors, or any such controlling person may i er common law or otherwise, arising out of or based upon any alleged untrue statement of a material fact contained in the Registration Statement or arising out of or based upon any alleged omission to state a material fact required to be stated therein or necessary to make the statements therein not misleading, provided, however, that this indemnification provision shall not inure to the benefit of any person who is an officer or director of the Fund or who controls the Fund within the meaning of Section 15 t of competent jurisdiction shall determine, or it shall have been determined by controlling precedent, that such result would not be against public policy as expressed in the 1933 Act, as amended, and further provided that in no event shall anything contained in this Agreement be construed so as to protect the Distributor against any liability to the Fund or its shareholders to which the Distributor would otherwise be subject by reason of willful misfeasance, bad faith, or gross negligence in the performan of its reckless disregard of its obligations and duties under this Agreement.

8. The Distributor agrees to indemnify, defend and hold the Fund, its several officers and directors, and any person who controls the Fund within the meaning of Section 15 of the 1933 Act, free and harmless from and against any and all claims, demands, liabilities and expenses (including the cost of investigating or defending such claims, demands or liabilities and any counsel fees incurred in connection therewith) which the Fund, its officers or directors, or any such controlling person may incur, under th
, arising out of or based upon any alleged untrue statement of a material fact contained in information furnished in writing by the Distributor to the Fund for use in the Registration Statement or arising out of or based upon any alleged omission to state a material fact in connection with such information required to be stated in the Registration Statement or necessary to make such information not misleading.

9. The Fund reserves the right at any time to withdraw all offerings of the Shares by written notice to the Distributor at its principal office.

10. The Fund shall not issue certificates representing Shares unless requested by a shareholder. If such request is transmitted through the Distributor, the Fund will cause certificates evidencing the Shares owned to be issued in such names and denominations as the Distributor shall from time to time direct, provided that no certificates shall be issued for fractional Shares.
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11. The Distributor may at its sole discretion repurchase Shares offered for sale by the shareholders. Repurchase of Shares by the Distributor shall be at the net asset value next determined after a repurchase order has been received.
 The Distributor will receive no commission or other remuneration for repurchasing Shares other than the fees set forth in paragraph 3 hereof. At the end of each business day, the Distributor shall notify by telex or in writing the Fund and State Street Bank and Trust Compan f the orders for repurchase of Shares received by the Distributor since the last such report, the amount to be paid for such Shares, and the identity of the shareholders offering Shares for repurchase. Upon such notice, the Fund shall pay the Distributor such amounts as are required by the Distributor for the repurchase of such Shares in cash or in the form of a credit against moneys due the Fund from the Distributor as proceeds from the sale of Shares. The Fund reserves the right to suspend such repurcha utor. The Distributor further agrees to act as agent for the Fund to receive and transmit promptly to the Fund's transfer agent shareholder requests for redemption of Shares.

12. The Distributor is an independent contractor and shall be an agent for the Fund only in respect to the sale and redemption of the Shares.

13. The services of the Distributor to the Fund under this Agreement are not to be deemed exclusive, and the Distributor shall be free to render similar services or other services to others so long as its services hereunder are not impaired thereby.

14. The Distributor shall prepare reports for the Board of Directors of the Fund on a quarterly basis showing such information concerning expenditures related to this Agreement as from time to time shall be reasonably requested by the Board of Directors.

15. As used in this Agreement, the terms "securities" and "net assets" shall have the meanings ascribed to them in the Articles of Incorporation of the Fund.

16. This Agreement will remain in effect for one year from the date of its execution and from year to year thereafter, provided that such continuance is specifically approved, at least annually: (i) by the Fund's Board of Directors or by vote of a majority of the outstanding voting securities of the Fund, (ii) by a vote of a majority of those members of the Fund's Board of Directors who are not parties to this Agreement or interested persons of any such party, cast in person at a meeting called for the pur by vote of a majority of those members of the Fund's Board of Directors who are not interested persons of the Fund and who have no direct or indirect financial interest in this Agreement or in the Plan (the "Independent Directors"). Notwithstanding the foregoing, this Agreement may be terminated at any time by the Fund without penalty by vote of the Fund's Board of Directors, by vote of a majority of the Independent Directors, or by a vote of a majority of the outstanding voting securities of the Fund, on e to the Distributor. This Agreement may be terminated by the Distributor at any time, without the payment of any penalty, upon 60 days' written notice to the Fund. This Agreement will automatically and immediately terminate in the event of its assignment. As used in this Agreement, the terms "majority of the outstanding voting securities," "interested person" and "assignment" shall have the same meaning as such terms have in the 1940 Act.
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IN WITNESS WHEREOF, the parties hereto caused this Agreement to be executed by their officers thereunto duly authorized.

Attest:                                        MORGAN KEEGAN SOUTHERN
                                                 CAPITAL FUND, INC.
By: /s/ Terri Davis                            By:  /s/ Charles D. Maxwell
    ------------------                             ------------------------
                                                   Secretary


Attest:                                        MORGAN KEEGAN & COMPANY, INC.
By: /s/ Terri Davis                            By:  /s/ Charles D. Maxwell
    -------------------                             ------------------------
                                                    Vice President


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